Exhibit 99.1

Priceline.com Announces Executive Promotions

     NORWALK, Conn., December 3, 2008 . . . Priceline.com® Inc. (Nasdaq: PCLN) announced today the promotions of four executives to new senior management positions.  Robert J. Mylod Jr., 42, priceline.com’s former Chief Financial Officer, was named Vice Chairman and Head of Worldwide Strategy and Planning.  Daniel J. Finnegan, 46, priceline.com’s former Senior Vice President, Chief Accounting Officer and Controller, was named Chief Financial Officer.  Matthew N. Tynan, 32, priceline.com’s former Vice President, Financial Planning, Strategy and Analysis, was named Senior Vice President, Finance and Investor Relations.  Anthony J. Cali, 36, priceline.com’s former Director and Assistant Controller, was named Vice President and Controller.  All appointments are effective January 1st, 2009.

Bob Mylod joined priceline.com in 1999 and was appointed Chief Financial Officer in November 2000.   “Bob Mylod is one of priceline.com’s longest tenured senior executives,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “His experience, financial knowledge and leadership have been instrumental to priceline.com’s success to date.  In his new role, Bob will continue his broad involvement in building our business around the world.”

Dan Finnegan joined priceline.com in April 2004 as Vice President, Chief Compliance Officer.  In that role, Mr. Finnegan designed and implemented priceline.com’s Sarbanes-Oxley Section 404 compliance program.  He was promoted to Senior Vice President, Chief Accounting Officer and Controller in October 2005 and, among many responsibilities, presided over the accounting and financial integration of priceline.com’s international acquisitions and the design of priceline.com’s internal audit function.  Prior to joining priceline.com, Mr. Finnegan served as Chief Financial Officer for CS Technology, Inc., a consulting company, and Chief Financial Officer for Coty US, Inc., a manufacturer of cosmetics and fragrances.  Mr. Finnegan is a certified public accountant and began his career with KPMG LLP where he worked as an auditor for 10 years.  In addition to his new title, Mr. Finnegan will retain the title of Chief Accounting Officer.

“When Dan Finnegan joined us four years ago, he brought to priceline.com an extensive financial and accounting background.  Since that time, he has added a deep base of experience within our business and become an integral part of our senior management team,” said Mr. Boyd.  “Dan is therefore an outstanding choice for Chief Financial Officer and I look forward to working with him in his new role.”

Matt Tynan joined priceline.com in 2000 as Business Analyst reporting directly to Mr. Mylod.  In 2001, he was promoted to Director, Financial Planning & Strategy.  In 2003, he was promoted to Vice President, Planning, Strategy & Analysis and has been increasingly assisting Mr. Mylod with communications to the investor and analyst community.  In his new role, Mr. Tynan will continue to report to Mr. Mylod.  Before joining priceline.com, he was a Financial Analyst with Bear, Stearns & Co., Inc.

Anthony Cali joined priceline.com in 2004 as Director and Assistant Controller.  From 2001 to 2004, he was Director, Finance for CS Technology, Inc., a consulting company.  From 1998 to 2001, Mr. Cali served as Vice President, Finance and Chief Financial Officer for Broadserve, Inc., and its parent company, Icom Communications.  Mr. Cali is a certified public accountant and began his career as an auditor with Ernst & Young LLP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 22 languages in over 70 countries in Europe, North America, Asia, the Middle East and Africa.

Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 70 countries in 19 languages and offers its customers access to approximately 57,000 participating hotels worldwide.

 In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.

Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)